SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

CHANCELLOR GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-30219	87-0438647
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

216 South Price Road, Pampa, TX	79065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(806) 688-9697

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

Sale of Oil and Gas Properties

On August 29, 2008, Chancellor Group, Inc. (“we”, “us”, “Chancellor” or the “Company”), pursuant to a Purchase and Sale Agreement, effective as of June 1, 2008 (the “Agreement”), by and among the Company, Gryphon Production Company, LLC and Gryphon Field Services, LLC, collectively acting as sellers, and Legacy Reserves Operating LP, acting as buyer (“Legacy”), and Capwest Resources, Inc. (“CapWest”) and Western National Bank (“WNB”), collectively acting as sellers’ lenders, sold certain of the Company’s oil and gas properties and other assets (the “Assets”) to Legacy for a purchase price of approximately $13,250,000. The Agreement required that we transmit to WNB, as Escrow Agent, an escrow deposit in the amount of $675,000, as a source of security for the payment of claims related to any potential claimants in identified bankruptcy cases, for the release of WNB and CapWest from liability under existing blanket bond maintained by us with the Texas Railroad Commission, or for any claims asserted by Legacy within ninety (90) days from the Closing against us for any breach of our representations, warranties and/or covenants under the Agreement and the instruments and documents executed by us at Closing.

Closing

At the August 29, 2008 closing (the “Closing”), the notes held by WNB and Capwest, plus interest thereon to the date of Closing, were paid in full and, for a total additional consideration of $1,550,000, Capwest assigned the warrant held by it to purchase 2,000,000 shares of the Company’s common stock back to the Company for cancellation and conveyed to the Company the twenty (20%) percent production payment and two (2%) percent overriding royalty held by Capwest.

Axis Override and Closing Fee

At the Closing, pursuant to the terms of the Agreement, the Company acquired the contractual but unrecorded 1/16th overriding royalty interest held by Axis Network Pty Ltd. (a company owned by Maxwell Grant, our Chairman (“Axis”)) on all of the Company’s oil and gas properties prior to the sale of certain of the properties to Legacy (the “Original Oil and Gas Properties”), which overriding royalty interest (the “Axis Overriding Royalty Interest”) was  merged with and became part of the Assets sold to Legacy. At Closing, the Company conveyed to Axis, as partial consideration for Axis having given up the 6.25% Axis Overriding Royalty, a two (2%) percent overriding royalty on the Original Oil and Gas Properties. To help secure execution of the agreement by all parties, Axis had offered to give up the Axis Overriding Royalty Interest in return for a 2% override and a Lehman formula fee of $232,500, which was paid to Axis at Closing. The Axis Overriding Royalty had been agreed to by the Company in 2004 in return for Axis conducting an extensive search for the Original Oil and Gas Properties, which purchase was completed in April 2007. Axis had further assisted in the search by finding the financing for the purchase of the Original Oil and Gas Properties. Axis is controlled by Maxwell Grant, who was not then on the board of Chancellor. Mr. Grant, who also controls Koala Pictures, the Company's largest shareholder, eventually joined the Board in May, 2007 and became Chairman. Mr. Grant was instrumental negotiating the Agreement with Legacy and in the Company’s having engaged Simplex Energy Solutions of Midland, Texas, to assist in identifying Legacy as the purchaser of the Assets.

Closing Letter Agreement and Settlement with New Concept Energy, Inc.

On June 21, 2008, we filed a Motion to Dismiss the Chapter 11 cases for us and our two operating subsidiaries seeking to dismiss the bankruptcy proceedings so that we could proceed to close the transaction contemplated by the Agreement. Prior to June 2008, New Concept Energy, Inc. (“NCE”) had entered into discussions with the us and had acquired one million shares of our common stock (the “NCE Stock”). On July 3, 2008, NCE filed its Objection to our Motion to Dismiss. On August 11, 2008, a hearing was held on our Motion to Dismiss, and on August 15, 2008, the “Order of Dismissal” dismissing the our and our two operating subsidiaries’ bankruptcy cases was entered. On August 22, 2008, NCE filed its Motion for Reconsideration of the Orders Entered on August 15, 2008 dismissing the Chapter 11 cases. In recognition of the actions filed by NCE, related to the bankruptcy cases, and the indemnification provisions of the Agreement, the parties to the Agreement agreed, pursuant to a letter agreement dated August 29, 2008, to increase the amount to be held in the Escrow Account to $1,500,000, as well as to the terms for full release of funds from the escrow account by the Escrow Agent, which will not take place until the later of 180 days from the date of Closing or when the Court’s Order of Dismissal becomes a final and non-appealable order of the Bankruptcy Court, not subject to review by any court of competent jurisdiction.

On September 4, 2008, a Compromise Settlement Agreement and Release of All Claims (the “Settlement Agreement”) was fully executed by and between the Company and its two operating subsidiaries and NCE. The Settlement Agreement provides for cross releases between the parties and for the repurchase by us of the NCE Stock for a payment of $110,000, which repurchase is being implemented.

FOR THE FULL TERMS OF THE LETTER AGREEMENT AMENDING THE AGREEMENT AND OF THE COMPROMISE SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS, PLEASE REFER TO THE COPIES OF THESE AGREEMENTS FILED AS EXHIBITS 10.19 AND 10.20, RESPECTIVELY, TO THIS REPORT.

Item 8.01. Other Events.

Our Plan of Operation Following Sale of Certain of Our Oil and Gas Properties

The oil and gas properties that we sold to Legacy account for approximately 80% of our oil and gas production. Following closing of this transaction the Company is debt-free, and with approximately $3,000,000 in working capital. The Company, and its wholly-owned subsidiaries, Gryphon Production Company, LLC and Gryphon Field Services, LLC, retained 4,320 acres (about 30% of the Original Oil and Gas Properties), including approximately 131 wells, of which 48 are actively producing, an increase from 35 actively producing wells in June 2008. The Company and Gryphon Production Company continue as licensed Texas Railroad Commission operators. We also retained all operating equipment, including two rigs, and our 15.9 acre property, with its shop, yard and office complex. Under the threat of foreclosure, we sought the protection of Chapter 11 but kept focused on increasing production which reached 4,000 barrels per month for the first time in May, 2008.

Although we now have fewer wells, we believe that we can now more easily maintain our pace of rapid expansion with sufficient working capital. In addition, we have retained approximately 500 acres of undrilled acreage, approximately 300 acres of which was previously owned by Mobil and the balance approximating 200 acres are on the Worley Combs lease. We intend to continue our aggressive program of well workovers, and we also have the prospect of drilling replacement wells throughout the properties we have retained. Although we intend also to concentrate on increasing oil production, we intend also to focus heavily on gas. Our retained property, we believe, is capable of supporting two additional gas collection systems. One existing gas collection system needs remedial work to enhance production. Much of this work is simply repairing flow lines and similar repairs, and could be classified as relatively inexpensive.

Two more gas collection systems can be added, we believe, each costing about $20,000 -- $40,000. We believe that these systems should pay for themselves in six to nine months.

We also plan to investigate the possibility of turning one of our current injection wells into a commercial water disposal well capable of earning an estimated $30,000 to $50,000 a month, which in operation could have the additional effect of increasing production at our nearby wells through waterflooding techniques.

The wells which we own were mostly open hole completions in which drilling was stopped when oil was hit, and we are evaluating deepening certain of the wells by 30 to 100 feet, which can be done simply and relatively inexpensively, so as to go to a lower formation wherever possible and practical.

We are also in the process of hiring an engineering firm to evaluate the property from a fresh-drilling perspective and have been reviewing possible acquisitions, including the possibility of purchasing some deep gas leases within 30-40 miles of us in an area prolific with successful deep (circa 18,000 feet) gas wells. To achieve this we would seek a farm-in partner so as not to be a strain on our own resources.

There are no assurances that we will be successful in increasing our oil and gas production by any of the programs discussed above. We have no agreements or understandings with regard to any acquisition.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.19
Letter Agreement, dated August 29, 2008, amending the Purchase and Sale Agreement, effective as of June 1, 2008, by and among the Company, Gryphon Production Company, LLC and Gryphon Field Services, LLC, collectively acting as sellers, and Legacy Reserves Operating LP, acting as buyer, and Capwest Resources, Inc. and Western National Bank, collectively acting as sellers’ lenders.

10.20
Compromise Settlement Agreement and Release of All Claims, effective September 4, 2008, by and between the Company, Gryphon Production Company, LLC and Gryphon Field Services, LLC, and New Concept Energy, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHANCELLOR GROUP, INC.

By:	/s/ Thomas Grantham
Thomas Grantham, President

Date: September 5, 2008

EXHIBIT INDEX
Exhibit No.	Description
10.19
Letter Agreement, dated August 29, 2008, amending the Purchase and Sale Agreement, effective as of June 1, 2008, by and among the Company, Gryphon Production Company, LLC and Gryphon Field Services, LLC, collectively acting as sellers, and Legacy Reserves Operating LP, acting as buyer, and Capwest Resources, Inc. and Western National Bank, collectively acting as sellers’ lenders.

10.20
Compromise Settlement Agreement and Release of All Claims, effective September 4, 2008, by and between the Company, Gryphon Production Company, LLC and Gryphon Field Services, LLC, and New Concept Energy, Inc.